UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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LANTRONIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following response letter was sent by the Company’s board of directors to Manfred Rubin-Schwarz of TL Investment GmbH, James Kerrigan and Marc Nussbaum on October 19, 2010:

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October 19, 2010

Manfred Rubin-Schwarz, TL Investment GmbH
James Kerrigan
Marc Nussbaum

Re:           Letter to the Board of Directors of Lantronix, Inc. dated September 30, 2010

Gentlemen:

We reference your letter dated September 30, 2010 addressed to the Board of Directors (the “Board”) of Lantronix, Inc. (the “Company”), which is attached hereto.  In the letter, you request that we respond to concerns you express regarding the recent performance of the Company and its management team, particularly with regards to our CEO, Jerry Chase.

You will recall that Mr. Chase began as CEO in February 2008, at an extremely challenging time for the Company.  We respectfully take strong exception to your characterization of the Company’s operations and performance since that time and the context in which they occurred.  We note that TL Investment GmbH, which is controlled by Bernhard Bruscha, a current and long term director and major shareholder of the Company, Mr. Nussbaum who preceded Mr. Chase as the Company’s CEO, and Jim Kerrigan, a former CFO of the Company who served with Mr. Nussbaum, are very familiar with the facts regarding the Company’s operations prior to Mr. Chase’s tenure, as well as those subsequent.  Without exhaustively listing the many facts with which you are familiar that refute what we believe to be mischaracterizations in your letter, we do feel compelled to note at a high level the following:

Your claims regarding Jerry Chase’s compensation are incorrect. Jerry’s compensation has remained consistent with the terms of his offer letter except that his base compensation was reduced by the impact of Company-wide furlough programs in FY’09 and FY’10.

Mr. Chase became our CEO in 2008 at a time when the Company was experiencing critical, time sensitive challenges, including the following:

▪
A very challenging financial situation.  During the period of 2003 through 2007, the Company experienced continuous GAAP and non-GAAP losses, aggregating $75 million and $35 million during that period, respectively.  The Company was consistently operating on a negative cash flow basis with limited liquidity reserves and options.

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An entire generation of Company products developed after 2003 and under Mr. Nussbaum’s tenure as CEO were not well received in the marketplace and essentially failed.  Consequently, very limited revenue has been and is being derived from products that were developed during Mr. Nussbaum’s four year period as CEO.

▪	A management team in disarray and lacking a unified strategic vision.

▪	An adverse macro economic climate. The US market and worldwide economy experienced a significant downturn and recession soon after Mr. Chase began his tenure.

Since Mr. Chase inherited these problems, the Company has experienced notable successes, including the following:

▪
Stabilized financial operations.  The Company has significantly reduced operating expenses and increased gross margins to reduce the breakeven threshold of quarterly revenues for non-GAAP purposes from approximately $14 million to approximately $10 million.  This resulted in significantly improved cash flow and liquidity for the Company which were critical measures to perform successfully during very challenging economic times.

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Significantly upgraded the Company’s product offerings.  Beginning in mid-2008, the Company began a very aggressive next generation product development effort which resulted in the recent introduction of exciting new products including XPort Pro, Spider Duo, EDS-1100/2100 and ManageLinx as a feature.  These products were introduced beginning in 2009 and, based upon very positive customer feedback to date, the Company believes strongly that these products will result in the critically important successful regeneration of the Company’s aging product line.

▪
Strengthened management team and refined Company strategic focus.  Led by Mr. Chase, the Company has significantly upgraded the expertise and strength of the management team and critical core functions within the Company.  By way of example, the Company has upgraded and replaced its entire marketing department and 70% of its sales force during Mr. Chase’s tenure.  In March 2010, led by management and unanimously supported by the Board, the Company began implementing a very promising strategic focus directed at the medical market and medical device connectivity.

In summary, despite the Company’s well documented problems and the challenging economic times Mr. Chase encountered upon assuming his CEO role, the Board and new management team in a short period of time have improved the financial health of the Company, significantly upgraded the Company’s product pipeline and sharpened the Company’s strategic focus.  We feel strongly that Mr. Chase and his team have earned the opportunity to implement their plans for accelerating the growth of the Company.

As you know, the Company’s annual stockholder meeting will be held on December 15, 2010.  We look forward to seeing you at that meeting where the Company will elaborate on its strategy and operations, and welcome any further questions you may have.

Best regards,

/s/ Lew Solomon

Lew Solomon, Chairman of the Board

On behalf of the Board of Directors of Lantronix, Inc.

September 30, 2010

To The Board of Directors of Lantronix:

We represent more than 40% of the outstanding shares of Lantronix.  We are writing to you to express our strong disagreement with the direction of Lantronix.

Upon his hiring, newly appointed CEO Jerry Chase, appeared to be the right person for the job – he was effective in bringing the company’s costs in line with revenues and achieving a cash flow neutral position.

Now, more than two and a half years after his appointment and more than one year after the end of the recession, Mr. Chase has yet to demonstrate he can implement a viable growth strategy that will create value for shareholders.  Whether effectiveness is measured by revenue growth, profitability or share price increases, management lead by Mr. Chase has failed to perform adequately.  In the last two fiscal years:

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Lantronix revenues declined by 20% from $57.6 million in FY 2008 to $46.4 million in FY 2010 and are currently at below fiscal 2001 levels (FY 2001 revenues were $49.0 million), whereas most of Lantronix competitors, including Digi, Moxa, Advantech, Ruggedcom and Westermo, have returned to pre-recession levels or higher.

•	The company has yet to achieve profitability. In the last fiscal year alone, GAAP net loss in FY 2010 was $(1.5) million, an increase by 95% over the past year when the GAAP net loss was ($780,000).

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When adjusted for splits, the trading price is at below FY 2003 levels (6/30/2003 adjusted closing price $4.44) and in the last year alone, the trading price has declined by 8% from $3.90 to $3.60 (9/10/2009 adjusted closing price vs. 9/2/2010 adjusted closing price; 9/10/2009 represents the FY 2009 earnings call and 9/2/2010 the FY 2010 earnings call).  Since the announcement of Mr. Chase’s appointment as CEO, the stock valuation has declined more than 25% from $4.98 (2/19/2008 adjusted closing price) to $3.60 (9/2/2010 closing price).

•	Mr. Chase’s base compensation has increased by more than 25% (FY 2008 adjusted for full year $279,139 vs. FY 2009 reported compensation of $348,410).

Lantronix has long been recognized as a company with world class engineering, products and employees – yet the company’s leadership has continued to fail to leverage these assets into an effective growth strategy.

It is the responsibility of the board of directors, as the elected representatives of the Lantronix shareholders, to initiate change when it becomes apparent that the company’s leadership have failed to create value.

It is our belief that the time for change is now.  We are imploring the board of directors to take immediate, decisive actions to:

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Replace Mr. Chase with a qualified leader with the vision to develop and execute a growth strategy that will deliver value and liquidity to shareholders.  What we need is a general who can envision and implement a battle plan to succeed in the market and create value -- not a transport plane pilot working through checklists.

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Not provide Mr. Chase severance with any additional benefits in connection with his termination beyond those set forth in his employment agreement.  We do not believe a CEO should benefit for not delivering results.

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Suspend any further increases in C-level executive compensation (in the form of base pay, bonuses and stock and stock option awards, etc.) until the company and its leadership begin to create positive value for shareholders.

While we have no legal relationship or arrangement with each other, we do share the common concern that Lantronix is not being properly managed which has resulted in tremendous loss of shareholder value.  It is our sincere desire and hope that you will act quickly and responsively in the interest and desire of the company, its employees and we, the shareholders.

Sincerely,

/s/ Manfred Rubin-Schwartz
Manfred Rubin-Schwartz, TL Investment GmBH

/s/ James Kerrigan
James Kerrigan, former CFO Lantronix and individual investor

/s/ Marc Nussbaum
Marc Nussbaum, former CEO Lantronix and individual investor

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Additional Information

Lantronix, Inc. (the “Company”) has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the Company’s annual meeting with the Securities and Exchange Commission.  Our stockholders are urged to read the definitive proxy statements when they become available, because they will contain important information.  Company stockholders may obtain, free of charge, copies of the definitive proxy statements (when they are available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov.  In addition, documents filed with the Securities and Exchange Commission by the Company will be made available by the Company free of charge.  Lantronix, Inc. and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of the Company against the alternative proxy proposed by TL Investment GmbH.